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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                     OF INTRA-ASIA ENTERTAINMENT CORPORATION

        Intra-Asia Entertainment Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: That the name of the Corporation is Intra-Asia Entertainment Corporation and the date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 18, 1997.

        SECOND: That the amendments and restatement set forth in this amended and restated certificate of incorporation have been duly approved and adopted by the written consent of the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation has outstanding 1,000 shares of Class A Common Stock and 100 shares of Class B Common Stock.

        THIRD: That the Board of Directors of the Corporation (the "Board of Directors") unanimously adopted resolutions proposing and declaring advisable the amendment and restatement of the Corporation's Certificate of Incorporation and that such amendment and restatement of the Corporation's Certificate of Incorporation was duly approved by the written consent of the stockholders of the Corporation pursuant to the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware, and that such resolutions so approved by the Board of Directors and the stockholders of the Corporation read as follows:

                                   ARTICLE I
                                      NAME

        The name of the Corporation is Intra-Asia Entertainment Corporation.

                                   ARTICLE II
                                REGISTERED OFFICE

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III
                                    BUSINESS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

        A. The total number of shares of all classes of stock which the Corporation has the authority to issue is Fifty-Five Million (55,000,000) shares, consisting of two classes: Fifty


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Million (50,000,000) shares of Common Stock, $0.001 par value per share, and
Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

        B. The Corporation's Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate of designation, pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, rights, powers, privileges and preferences of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

        C. Except as otherwise expressly provided in any certificate designating any series of Preferred Stock pursuant to the foregoing provisions of this
Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have rights, powers, privileges and preferences, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

        D. Upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, (i) each outstanding share of the Class B Common Stock of the Corporation is hereby exchanged for and converted into four shares of Class A Common Stock of the Corporation, and (ii) each outstanding share of the Class A Common Stock of the Corporation (including the shares that were converted into Class A Common Stock pursuant to clause (i) of this sentence) is split and converted into 2,000 shares of Common Stock.

                                   ARTICLE V
                               AMENDMENT OF BYLAWS

        The Board of Directors shall have concurrent power with the stockholders to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that no provision of the Bylaws may be adopted, amended or repealed if the effect thereof would be to modify or permit the circumvention of any provision of this Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the directors then in office.



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                                   ARTICLE VI
                DIRECTOR LIABILITY AND INDEMNIFICATION OF AGENTS

        A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of any of the provisions that are set forth in either or both of the immediately preceding two sentences by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

        B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advances of expenses to) directors, officers and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, agents and other persons, votes of stockholders or disinterested directors or otherwise, in excess of the indemnification and advances of expenses otherwise permitted by
Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others. Any repeal or modification of any of the provisions that are set forth in the immediately preceding sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of such repeal or modification.

                                  ARTICLE VII
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to alter, amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.




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        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be executed by the below named officer of the Corporation.


Dated:  February 22, 2002                   By: /s/ MICHAEL B. DEMETRIOS
                                               ---------------------------------
                                               Michael B. Demetrios
                                               Chairman of the Board, President
                                               and Chief Executive Officer


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